UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2007

RAM Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-32864	Not Applicable
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

RAM Re House
46 Reid Street
Hamilton HM 12 Bermuda
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (441) 296-6501

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

      On June 5, 2007, RAM Holdings Ltd. (the “Company”) announced a proposed public offering of its common shares by Transatlantic Reinsurance Company, affiliates of GSC Group and an affiliate of CIVC Partners, L.P. pursuant to an effective shelf registration statement. On June 13, 2007, the Company entered into an Underwriting Agreement with Banc of America Securities LLC, Keefe, Bruyette & Woods, Inc., Fox-Pitt, Kelton Incorporated and Piper Jafffray & Co. (the “Underwriters”) and the selling shareholders (the “Selling Shareholders”) listed on Schedule B to the Underwriting Agreement relating to the sale by the Selling Shareholders of 4,649,721 common shares to the Underwriters. The Selling Shareholders have also granted the Underwriters an option to purchase up to an additional 697,458 common shares. The public offering price is $15.50 per share. The Company is not selling any common shares in the offering and will not receive any proceeds from the offering. The offering of the shares, expected to close on June 19, 2007, will be made by means of a prospectus supplement and accompanying prospectus, a copy of which can be obtained from the Underwriters as provided in the press release attached as Exhibit 99.1.

Item 8.01 Other Events

      On June 14, 2007, the Company issued a press release announcing that the previously announced public offering of 4,649,721 common shares by the Selling Shareholders had priced at $15.50 per share. A copy of the press release, dated June 14, 2007, is attached hereto as Exhibit No. 99.1.

Item 9.01 Financial Statements and Exhibits

    (d) Exhibits

No. 1.1	Underwriting Agreement, dated as of June 13, 2007, by and among RAM Holdings Ltd., Banc of America Securities LLC, Keefe, Bruyette & Woods, Inc., Fox-Pitt, Kelton Incorporated and Piper Jafffray & Co. and selling shareholders listed on Schedule B thereto.

No. 99.1	Press Release of RAM Holdings Ltd. dated June 14, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAM Holdings Ltd.
(Registrant)

Dated: June 14, 2007	By:	/s/ Victoria Guest
Name: Victoria Guest
Title: General Counsel